Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER FISCAL 2024 FINANCIAL RESULTS

Revenue from continuing operations increased 18% to $182.8 million, driven by volume growth

Earnings from continuing operations of $3.8 million compared to a loss of $2.8 million in the prior year

Adjusted EBITDA from continuing operations of $22.6 million, an increase of 21%

Raising 2024 outlook

Minneapolis, Minnesota - May 8, 2024 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), an innovative and sustainable manufacturer fueling the future of food, today announced financial results for the first quarter ended March 30, 2024.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2024 highlights:

  Revenues of $182.8 million increased 18.0% compared to $155.0 million in the year earlier period, driven by 23.5% volume growth partially offset by a 5% price reduction for pass-through commodity pricing

  Gross profit of $31.7 million increased 31.8% compared to $24.1 million in the prior year period

  Operating income of $10.2 million compared to $0.5 million in the prior year period

  Earnings from continuing operations were $3.8 million compared to a loss of $2.8 million in the prior year period

  Adjusted EBITDA from continuing operations¹ increased 20.8% to $22.6 million, or 12.3% of revenues, compared to $18.7 million and 12.0% of revenues in the prior year period.

"SunOpta's first quarter performance was defined by excellent revenue growth across our portfolio of products, customers, and channels, which continue to see healthy, broad-based demand," said Brian Kocher, Chief Executive Officer of SunOpta. "We are encouraged by the progress of our capacity investments and our operational improvement initiatives, which are supporting significant volume growth, driving our revenue trajectory and enabling us to improve gross margin. Based on the strength of first quarter results, the relentless pursuit of operational excellence, our robust pipeline of opportunities and confidence in our business momentum, we are increasing our 2024 outlook."

First Quarter 2024 Results

Revenues increased 18.0% to $182.8 million for the first quarter of 2024. The increase was driven by a favorable volume/mix impact of 23.5%, partially offset by a price reduction of 5.0% due to pass through of commodity prices, together with a 0.6% revenue reduction related to our exit from the smoothie bowls category in March 2024.  Volume/mix reflected volume growth for oat milks and creamers, protein shakes, broths, teas, and fruit snacks, partially offset by softer demand for other varieties of plant-based milks.

Gross profit increased by $7.6 million to $31.7 million for the first quarter, compared to $24.1 million in the prior year period. As a percentage of revenue, gross profit margin was 17.4% compared to 15.5% in the first quarter of 2023. Adjusted gross margin¹ was 17.5% compared to 19.3% in the first quarter of 2023.  The 180-basis point decrease in adjusted gross margin reflected the impact of incremental depreciation of new production equipment for capital expansion projects, together with higher inventory reserves, partially offset by plant production volumes that drove favorable plant utilization.

Operating income was $10.2 million, or 5.6% of revenue in the first quarter of 2024, compared to operating income of $0.5 million, or 0.3% of revenue in the first quarter of 2023. The increase in operating income was primarily driven by higher gross profit.

Earnings from continuing operations were $3.8 million for the first quarter of 2024 compared with a loss of $2.8 million in the prior year period.  Diluted earnings per share from continuing operations attributable to common shareholders (after dividends and accretion on preferred stock) was $0.03 for the first quarter compared with a diluted loss per share of $0.03 in the prior year period.

Loss from discontinued operations was $1.4 million or $0.01 per diluted share in the first quarter of 2024 versus earnings of $4.2 million or $0.04 per diluted share in the year earlier period.

Adjusted earnings from continuing operations¹ were $1.9 million or $0.02 per diluted share in the first quarter of 2024 compared to adjusted earnings from continuing operations of $1.8 million or $0.02 per diluted share in the first quarter of 2023.

Adjusted EBITDA from continuing operations¹ was $22.6 million or 12.3% of revenue in the first quarter of 2024 compared to $18.7 million and 12.0% of revenue in the first quarter of 2023.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of March 30, 2024, SunOpta had total assets of $671.8 million and total debt of $258.8 million compared to total assets of $669.4 million and total debt of $263.2 million at year end fiscal 2023. During the first quarter of 2024, cash provided by operating activities of continuing operations was $7.4 million compared to $6.7 million during the first quarter of 2023. The increase in cash provided mainly reflected the increase in operating income, partially offset with increases in working capital mainly due to an increase in inventory supporting increased demand. Investing activities of continuing operations consumed $4.2 million of cash during the first quarter of 2024 down from $25.4 million in the prior year, reflecting the completion of certain major capital projects, including the construction of our new plant-based beverage facility in Midlothian, Texas and $3.3 million in proceeds from the sale of smoothie bowls.

2024 Outlook2

For fiscal 2024, the Company is raising its outlook and continues to expect strong growth in revenue and Adjusted EBITDA from continuing operations:

($ millions)	Prior Outlook	Revised Outlook
Revenue	$670 - $700	$685 - $715
Adj. EBITDA from continuing operations	$87 - $92	$88 - $92
Revenue growth	6% - 11%	9% - 13%
Adj. EBITDA from continuing operations growth	11% - 17%	12% - 17%

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, May 8, 2024, to discuss the first quarter financial results. After prepared remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website.

This call may be accessed with the toll free dial-in number (888) 440-4182 or international dial-in number (646) 960-0653 using Conference ID: 8338433.

1 See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about the future financial performance, including adjusted EBITDA from continuing operations, which is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is derived by excluding certain amounts, expenses or income, from earnings from continuing operations determined in accordance with U.S. GAAP. The determination of these excluded amounts is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure of adjusted EBITDA from continuing operations to the most directly comparable forward-looking GAAP financial measure because management cannot reliably predict all of the necessary components of earnings from continuing operations. Historically, management has excluded the following items in the determination of certain non-GAAP measures, including adjusted EBITDA from continuing operations, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is an innovative and sustainable manufacturer fueling the future of food. With roots tracing back over 50 years, SunOpta drives growth for today's leading brands by serving as a trusted innovation partner and value-added manufacturer, crafting organic, plant-based beverages, fruit snacks, nutritional beverages, broths and tea products sold through retail, club, foodservice and e-commerce channels. Alongside the company's commitment to top brands, retailers and coffee shops, SunOpta also proudly produces its own brands, including Sown®, Dream®, and West LifeTM. For more information, visit www.sunopta.com and LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our expectation for strong growth in revenue, Adjusted EBITDA from continuing operations, and our revised revenue growth and Adjusted EBITDA from continuing operations growth for fiscal 2024. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expect", "potential", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "continue", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; our exit from, and use of proceeds from the divestiture of the assets and liabilities of, Frozen Fruit, uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; potential additional costs associated with the frozen fruit recall; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

investors@sunopta.com

Media Relations:

Claudine Galloway

SunOpta

952-295-9579

press.inquiries@sunopta.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters ended March 30, 2024 and April 1, 2023

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	March 30, 2024	April 1, 2023
	$	$

Revenues	182,848	154,969

Cost of goods sold	151,101	130,890

Gross profit	31,747	24,079

Selling, general and administrative expenses	22,988	23,069
Intangible asset amortization	446	446
Other expense (income), net	(1,800)	42
Foreign exchange gain	(51)	(11)

Operating income	10,164	533

Interest expense, net	6,050	5,664

Earnings (loss) from continuing operations before income taxes	4,114	(5,131)

Income tax expense (benefit)	277	(2,304)

Earnings (loss) from continuing operations	3,837	(2,827)
Earnings (loss) from discontinued operations	(1,417)	4,204
Net earnings	2,420	1,377

Dividends and accretion on preferred stock	(433)	(704)

Earnings attributable to common shareholders	1,987	673

Basic and diluted earnings (loss) per share
Earnings (loss) from continuing operations	0.03	(0.03)
Earnings (loss) from discontinued operations	(0.01)	0.04
Earnings attributable to common shareholders	0.02	0.01

Weighted-average common shares outstanding (000s)
Basic	116,033	110,014
Diluted	117,558	110,014

SunOpta Inc.

Consolidated Balance Sheets

As at March 30, 2024 and December 30, 2023

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	March 30, 2024	December 30, 2023
	$	$

ASSETS
Current assets
Cash and cash equivalents	1,487	306
Accounts receivable	67,823	64,862
Inventories	92,000	83,215
Prepaid expenses and other current assets	20,435	25,235
Income taxes recoverable	4,070	4,717
Current assets held for sale	2,542	5,910
Total current assets	188,357	184,245

Restricted cash	9,066	8,448
Property, plant and equipment, net	317,084	319,898
Operating lease right-of-use assets	106,667	105,919
Intangible assets, net	21,415	21,861
Goodwill	3,998	3,998
Other assets	25,174	25,055

Total assets	671,761	669,424

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	95,900	96,650
Notes payable	16,648	17,596
Current portion of long-term debt	24,882	24,346
Current portion of operating lease liabilities	16,403	15,808
Total current liabilities	153,833	154,400

Long-term debt	233,874	238,883
Operating lease liabilities	100,500	100,102
Deferred income taxes	378	505
Total liabilities	488,585	493,890

Series B-1 preferred stock	14,637	14,509

SHAREHOLDERS' EQUITY
Common shares	464,817	464,169
Additional paid-in capital	32,413	27,534
Accumulated deficit	(330,700)	(332,687)
Accumulated other comprehensive income	2,009	2,009
Total shareholders' equity	168,539	161,025

Total liabilities and shareholders' equity	671,761	669,424

SunOpta Inc.

Consolidated Statements of Cash Flows

For the quarters ended March 30, 2024 and April 1, 2023

(Unaudited)

(Expressed in thousands of U.S. dollars)

	Quarter ended
	March 30, 2024	April 1, 2023
	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net earnings	2,420	1,377
Earnings (loss) from discontinued operations	(1,417)	4,204
Earnings (loss) from continuing operations	3,837	(2,827)
Items not affecting cash:
Depreciation and amortization	8,576	7,050
Amortization of debt issuance costs	229	407
Deferred income taxes	-	(4,850)
Stock-based compensation	5,299	3,892
Gain on sale of smoothie bowls product line	(1,800)	-
Other	(97)	603
Changes in operating assets and liabilities, net of divestitures	(8,642)	2,389
Net cash provided by operating activities of continuing operations	7,402	6,664
Net cash used in operating activities of discontinued operations	(2,133)	(2,797)
Net cash provided by operating activities	5,269	3,867
Investing activities
Additions to property, plant and equipment	(7,548)	(25,395)
Proceeds received from sale of smoothie bowls product line	3,336	-
Net cash used in investing activities of continuing operations	(4,212)	(25,395)
Net cash provided by (used in) investing activities of discontinued operations	6,300	(62)
Net cash provided by (used in) investing activities	2,088	(25,457)
Financing activities
Increase in borrowings under revolving credit facilities	250	5,573
Repayment of long-term debt	(4,782)	(9,899)
Borrowings of long-term debt	-	18,693
Proceeds from notes payable	33,424	10,662
Repayment of notes payable	(34,373)	(5,433)
Proceeds from the exercise of stock options and employee share purchases	314	289
Payment of withholding taxes on stock-based awards	(86)	(249)
Payment of cash dividends on preferred stock	(305)	(818)
Payment of share issuance costs	-	(87)
Net cash provided by (used in) financing activities of continuing operations	(5,558)	18,731
Net cash provided by financing activities of discontinued operations	-	3,090
Net cash provided by (used in) financing activities	(5,558)	21,821
Increase in cash, cash equivalents and restricted cash in the period	1,799	231
Cash, cash equivalents and restricted cash, beginning of the period	8,754	679
Cash, cash equivalents and restricted cash, end of the period	10,553	910

Non-GAAP Financial Measures

Adjusted Gross Margin

The Company uses a measure of adjusted gross margin to evaluate the underlying profitability of its revenue-generating activities within each reporting period. This non-GAAP measure excludes non-capitalizable start-up costs included in cost of goods sold that are incurred in connection with capital expansion projects. Additionally, the Company's measure of adjusted gross margin may exclude other unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of its normal business on a regular basis. The Company believes that disclosing this non-GAAP measure provides investors with a meaningful, consistent comparison of its profitability measure for the periods presented. However, the non-GAAP measure of adjusted gross margin should not be considered in isolation or as a substitute for gross margin calculated based on gross profit determined in accordance with U.S. GAAP.

The following table presents a reconciliation of adjusted gross margin from reported gross margin calculated in accordance with U.S. GAAP.

For the quarter ended	March 30, 2024	April 1, 2023
Reported gross margin	17.4%	15.5%
Start-up costs(a)	0.2%	3.7%
Adjusted gross margin	17.5%	19.3%

Note: percentages may not add due to rounding.

(a) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses. For the first quarter of 2024, start-up costs related to the ramp-up of production on a third line at our plant-based beverage facility in Midlothian, Texas, together with an expansion of our ingredient extraction operations at our Modesto, California, facility. For the first quarter of 2023, start-up costs included in cost of goods sold mainly related to the ramp-up of production on the first two lines at our Midlothian, Texas, facility.

Adjusted Earnings from Continuing Operations and Adjusted EBITDA from Continuing Operations

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding adjusted earnings from continuing operations and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") from continuing operations, which are not measures in accordance with U.S. GAAP. The Company believes that adjusted earnings from continuing operations and Adjusted EBITDA from continuing operations assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

The following are tabular presentations of adjusted earnings from continuing operations and Adjusted EBITDA from continuing operations, including a reconciliation from earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	March 30, 2024		April 1, 2023
		Per Share		Per Share
For the quarter ended	$	$	$	$

Earnings (loss) from continuing operations	3,837		(2,827)
Dividends and accretion on preferred stock	(433)		(704)
Earnings (loss) from continuing operations attributable to common shareholders	3,404	0.03	(3,531)	(0.03)
Adjusted for:
Gain on sale of smoothie bowls product line(a)	(1,800)		-
Start-up costs(b)	327		6,425
Business development costs(c)	-		731
Other	-		42
Net income tax on adjusting items(d)	-		(1,873)
Adjusted earnings from continuing operations	1,931	0.02	1,794	0.02

	March 30, 2024	April 1, 2023
For the quarter ended	$	$
Earnings (loss) from continuing operations	3,837	(2,827)
Income tax expense (benefit)	277	(2,304)
Interest expense, net	6,050	5,664
Depreciation and amortization	8,576	7,050
Stock-based compensation	5,299	3,892
Adjusted for:
Gain on sale of smoothie bowls product line(a)	(1,800)	-
Start-up costs(b)	327	6,425
Business development costs(c)	-	731
Other	-	42
Adjusted EBITDA from continuing operations	22,566	18,673

(a) Reflects the pre-tax gain on sale of the smoothie bowls product line, which is recorded in other income.

(b) For the first quarter of 2024, start-up costs related to the ramp-up of production on a third line at our plant-based beverage facility in Midlothian, Texas, together with an expansion of our ingredient extraction operations at our Modesto, California, facility, and are recorded in cost of goods sold. For the first quarter of 2023, start-up costs mainly related to the ramp-up of production on the first two lines at our Midlothian, Texas, facility, and are recorded in cost of goods sold ($5.8 million) and SG&A expenses ($0.6 million).

(c) Represents third-party costs associated with business development activities, which are inclusive of costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the first quarter of 2023, business development costs related to the divestiture of our frozen fruit business, which was completed in October 2023. These costs are recorded in SG&A expenses.

(d) Reflects the tax effect of the adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment, net of deferred tax valuation allowances.